Exhibit 11

                            HILB, ROGAL AND HAMILTON COMPANY AND SUBSIDIARIES

                             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                    Year Ended December 31

                                                                __________________________________

                                                                  1996       1995       1994

PRIMARY:
    Average shares outstanding                                 13,493,255  14,470,407  14,778,304

    Net effect of dilutive stock options-- based
      on the treasury stock method using average
      fair value                                                   25,451       9,989       7,082

    Net effect of guaranteed future shares to be
      issued in connection with an agency
      acquisition                                                   7,076

    Net effect of future shares to be
      issued in connection with an agency
      acquisition contingent upon performance                      28,301
                                                                _________  __________  __________

  Average number of shares as adjusted                         13,554,083  14,480,396  14,785,386
                                                               ==========  ==========  ==========
    Net income                                                $11,406,391 $11,828,910 $11,392,283
                                                              =========== =========== ===========
    Per share amount                                                $.84         $.82        $.77
                                                                    ====         ====        ====
FULLY DILUTED:
    Average shares outstanding
                                                               13,493,255  14,470,407  14,778,304

    Net effect of dilutive stock options-- based
      on the treasury stock method using average
      fair value                                                   25,451      27,458       7,344

    Net effect of guaranteed future shares to be
      issued in connection with an agency
      acquisition                                                   7,076

    Net effect of future shares to be
      issued in connection with an agency
      acquisition contingent upon performance                      56,603
                                                               ----------  ----------  ----------
  Average number of shares as adjusted                         13,582,385  14,497,865  14,785,648
                                                               ==========  ==========  ==========
    Net income                                                $11,406,391 $11,828,910 $11,392,283
                                                              =========== =========== ===========
    Per share amount                                                 $.84        $.82        $.77
                                                                     ====        ====        ====

Note:      The  per share amounts for each period presented above
     do not necessarily support amounts in the statement of consolidated income because common stock equivalents are less than 3% dilutive.